Exhibit 99.1

CTI BioPharma Reports Fourth Quarter and Full Year 2021 Financial Results

– VONJOTM (pacritinib) Approved by FDA for the Treatment of Adult Myelofibrosis Patients with Myelofibrosis and Thrombocytopenia; Commercial Launch Underway –

– $60 Million Payment from DRI Healthcare Trust Triggered by FDA Approval under the Terms of the Previously Announced Debt and Royalty Transaction –

SEATTLE, Mar. 31, 2022 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported its financial results for the fourth quarter and full year ended December 31, 2021.

“VONJO’s recent FDA approval establishes a new standard of care for myelofibrosis patients suffering from cytopenic myelofibrosis. With a fully funded commercial launch following the debt and royalty transaction with DRI, we are pleased to provide these patients with a new, efficacious, and safe treatment option,” said Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI Biopharma. “We believe the launch of VONJO positions CTI for sustained growth as we work towards our mission to make a meaningful impact on the lives of patients with blood-related cancers.”

Fourth Quarter Financial Results
Operating loss was $35.4 million and $95.3 million for the three months and year ended December 31, 2021, respectively, compared to operating loss of $14.8 million and $47.8 million for the corresponding periods in 2020. The increase in operating loss for the three months and year ended December 31, 2021 as compared to the comparable periods in 2020 resulted primarily from increases in selling, general and administrative activities related to the growth in our commercial infrastructure and commercial-launch readiness activities in support of commercialization of VONJO, as well as research and development activities related to the continued development of pacritinib.

Net loss for the three months ended December 31, 2021 was $36.8 million, or $0.38 for basic and diluted loss per share, compared to net loss of $15.0 million, or $0.20 for basic and diluted loss per share, for the same period in 2020. Net loss for the year ended December 31, 2021 was $97.9 million, or $1.09 for basic and diluted loss per share, compared to net loss of $52.5 million, or $0.74 for basic and diluted loss per share, for the same period in 2020.

As of December 31, 2021, cash and cash equivalents totaled $65.4 million. As of December 31, 2020, cash, cash equivalents and short-term investments totaled $52.5 million. We expect our current cash and cash equivalents, together with $60.0 million received from DRI Healthcare Trust following FDA approval of VONJO, will enable us to fund our operations into the fourth quarter of 2022.

About Myelofibrosis
Myelofibrosis is bone marrow cancer that results in formation of fibrous scar tissue and can lead to thrombocytopenia and anemia, weakness, fatigue and an enlarged spleen and liver. Within the United States, there are approximately 21,000 patients with myelofibrosis, 7,000 of which have severe thrombocytopenia (defined as blood platelet counts of less than 50 x109/L). Severe thrombocytopenia is associated with poor survival and high symptom burden and can occur as a result of disease progression or from drug toxicity with other JAK2 inhibitors, such as JAKAFI and INREBIC.

About CTI BioPharma Corp.
We are a commercial biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. CTI has one FDA-approved product VONJOTM (pacritinib), a JAK2, IRAK1 and CSF1R inhibitor that spares JAK1. VONJO is approved for the treatment of adult patients with intermediate or high-risk primary or secondary (post-polycythemia vera or post-essential thrombocythemia) myelofibrosis (MF) with a baseline platelet count of <50×109/L. CTI is conducting the Phase 3 PACIFICA study of VONJO in patients with myelofibrosis and severe thrombocytopenia as a post-marketing requirement. CTI is headquartered in Seattle, Washington.

VONJOTM is a trademark of CTI BioPharma Corp.

Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to commercially launch VONJO; our expectations regarding the completion and outcome of our PACIFICA Phase 3 trial; the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations, including the commercial launch of VONJO; risks and uncertainties related to the COVID-19 pandemic as it relates to our operations and ongoing clinical trials; and those risks more fully discussed in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q. These forward-

looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. “CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

CTI BioPharma Investor Contacts:
Argot Partners
+212-600-1902
cti@argotpartners.com

(tables follow)

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating costs and expenses:
Research and development	$10,682	$9,486	$39,136	$25,943
Selling, general and administrative	24,693	5,310	56,196	17,626
Other operating expenses	—	—	—	4,200
Total operating costs and expenses	35,375	14,796	95,332	47,769
Loss from operations	(35,375)	(14,796)	(95,332)	(47,769)
Non-operating expense:
Interest expense, net	(1,408)	(205)	(2,415)	(828)
Other non-operating expense	(5)	(1)	(161)	(3,854)
Total non-operating expense	(1,413)	(206)	(2,576)	(4,682)
Net loss	$(36,788)	$(15,002)	$(97,908)	$(52,451)
Basic and diluted net loss per common share	$(0.38)	$(0.20)	$(1.09)	$(0.74)
Shares used in calculation of basic and diluted net loss per common share:	97,663	74,640	90,117	71,141

Balance Sheet Data (unaudited):	(amounts in thousands)
	December 31,	December 31,
	2021	2020
Cash and cash equivalents	$65,446	$40,394
Short-term investments	—	12,057
Working capital	1,728	37,287
Total assets	72,434	58,241
Current portion of long-term debt	47,380	4,455
Total stockholders' equity	3,767	40,029